Acorn Achieves Solid Bottomline Improvement in 2019

on 8% Revenue Increase; New Veteran IoT Executive Heads Expanded

Sales & Marketing Effort; Investor Call Tomorrow at 11am ET

Wilmington, DE – March 25, 2020 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and IoT services for generators, pipelines, compressors and other industrial equipment through its operating subsidiary, OmniMetrix, today announced results for its fourth quarter (Q4’19) and year ended December 31, 2019. Acorn will host an investor call tomorrow at 11:00 a.m. ET to discuss its business outlook (details below).

Jan Loeb, Acorn’s CEO, commented, “We extended our trend of growth and higher gross margins in the fourth quarter, achieving an operating profit of $83,000 at OmniMetrix, versus a loss of $34,000 in Q4’18. We also trimmed Acorn’s Q4’19 consolidated operating loss by 57% to $114,000 versus $264,000 in Q4’18.

“OmniMetrix improved its Q4’19 gross margin to 68%, compared to 62% in Q4’18, reflecting the contribution of higher-margin, next generation products, including its Hero 2 Rectifier Monitor, and its ongoing focus on higher-margin commercial and industrial applications such its TrueGuard-Pro industrial generator monitor.

“While revenue growth fell below our long-term targets, principally due to some turnover in our senior sales staff, we have brought on board some very strong new sales professionals, including Dan Hess, Director of Sales, who brings significant IoT and related sales experience (see bio below). We have also developed several sales and marketing initiatives, including the introduction of a number of new products and the addition of new market verticals. We believe these efforts can return us to our long-term annual growth goal of 20% or more.

“Importantly, Acorn ended the year with a strong balance sheet and, as of March 20, 2020, we had consolidated cash of $1.6 million, which included $371,000 in settlement proceeds with the Israel Tax Authorities that we were able to transfer from our restricted account in Israel to our operating bank account. We also have $115,000 available to borrow on our working capital credit line. We feel we are well positioned to weather the impact of the Covid-19 disruption on our sales and marketing activity over the next several months. The business value of our remote monitoring and control services actually becomes even more clear in an environment where personnel and field activities can be sidelined by illness and travel or other restrictions.

“Acorn increased its ownership in OmniMetrix to 99% in 2019, through the repurchase of a 19% interest in OmniMetrix for $1.3 million, including accrued dividends, which was funded by a portion of our June rights offering proceeds. We believe this was a significant, value-enhancing transaction given the attractive long-term growth prospects, margins and recurring revenue profile of the OmniMetrix business. We will continue to look for other value-enhancing opportunities that may arise during the current economic challenges.”

OmniMetrix Summary Financial Results

($ in thousands)	2019	2018	Change
Monitoring revenue	$3,327	$2,712	+22.7%
Hardware revenue	$2,163	$2,375	-8.9%
Total revenue	$5,490	$5,087	+7.9%
Gross profit	$3,590	$3,122	+15.0%
Gross margin	65%	61%

Omnimetrix revenue rose 8% to $5.5M in 2019 from $5.1M in 2018, driven by a 23% increase in monitoring revenue, offset by a 9% decrease in hardware revenue, principally reflecting the impact of some sales team turnover. Monitoring revenue growth reflects an increase in the number of hardware units in the field being monitored, more than 90% of which renew. Q4’19 revenue from OmniMetrix increased 7% to $1.4M from $1.3M in Q4’18, also driven by higher monitoring revenue offset by lower hardware revenue.

Gross profit grew 17% in Q4’19 to $946,000, compared to $810,000 in Q4’18. Gross margin increased to 68% in Q4’19 from 62% in Q4’18, due primarily to increased monitoring revenue which has a higher gross margin than hardware revenue, as well as to improved hardware margins. Hardware margins rose to 38% in 2019 from 36% in 2018, benefiting from engineering, product design and capability enhancements built into next-generation monitoring products.

OmniMetrix’s Q4’19 total operating expenses increased 2% to $863,000 versus $844,000 in Q4’18, due to higher selling, general and administrative expenses.

Increased revenue and margin expansion, partially offset by modestly higher operating expenses, enabled OmniMetrix to generate an operating profit of $83,000 in Q4’19 versus an operating loss of $34,000 in Q4’18. For full year 2019, OmniMetrix generated operating profit of $177,000 versus an operating loss of $146,000 in 2018.

Acorn Consolidated Financial Results

Acorn’s corporate SG&A costs decreased 14% to $197,000 in Q4’19 compared to $230,000 in Q4’18, due to prior reductions in personnel costs, board fees and other public company costs, including professional service fees. Corporate overhead is not expected to change materially except as needed to support growth in OmniMetrix.

Lower corporate expense, coupled with gross profit growth at OmniMetrix, allowed Acorn to reduce its Q4’19 consolidated operating loss to $114,000 compared to $264,000 recorded in Q4’18.

Q4’19 net loss attributable to Acorn shareholders was $61,000, or ($0.00) per share, compared to net loss attributable to Acorn shareholders of $245,000, or ($0.01) per share, in Q4’18. The prior-year period included a net gain of $222,000, or $0.01 per share, related to the company’s sale of an interest in DSIT.

For the full year, net loss attributable to Acorn shareholders was $618,000, or ($0.02) per share in 2019, versus a loss of $2.0 million, or ($0.07) per share in 2018, which included a loss of $607,000, or ($0.02) per share, related to the sale of Acorn’s interest in DSIT.

Liquidity and Capital Resources

Acorn reduced 2019 cash used in operating activities to $1.2 million versus $2.4 million in 2018. In 2019, cash used in operating activities was comprised of $404,000 related to OmniMetrix, including $323,000 used to retire a loan from a former director, and $816,000 related to Acorn, including $280,000 to pay prior year expenses and $208,000 for rights offering costs. At December 31, 2019, Acorn had consolidated cash of $1,247,000, including $314,000 at OmniMetrix. OmniMetrix had $136,000 of borrowings outstanding under its accounts receivable credit line, with an additional $291,000 available.

As of March 20, 2020, we had consolidated cash of $1.6 million, which included $371,000 in settlement proceeds with the Israel Tax Authorities and $115,000 available to borrow on our working capital credit line. Management believes that the company’s current cash, plus expected cash from OmniMetrix’s operations and borrowings available from lines of credit, will provide sufficient liquidity to finance the operating activities of the company for at least the next twelve months.

New Director of Sales

Veteran IoT industry sales executive Daniel Hess joined OmniMetrix as Director of Sales earlier this year, having previously served as Vice President of Sales for Sierra Wireless and its Numerex subsidiary, where he was responsible for various IoT vertical offerings, including new products and the development of multimillion-dollar accounts. Dan Hess has over 25 years experience formulating strategy, identifying underserved markets and executing growth initiatives in technology segments within the telecom, wireless, analytics, and IoT spaces. He had previous sales roles with Razorsight, Zettics, Airvana, Alcatel-Lucent, and DSC (Digital Switch Corporation). Dan was also a Captain and pilot in the United States Marine Corps and earned an MBA degree from Emory University and a B.S. degree from Auburn University.

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which was declared a pandemic by the World Health Organization in March 2020. The ultimate disruption which may be caused by the outbreak is uncertain; however it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, unavailability of products and supplies used in operations, and a decline in value of assets held by the Company, including inventories, property and equipment and marketable securities.

Conference Call Details

Date/Time:	Thursday, March 26th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In additional to generators in homes, OmniMetrix solutions monitor critical equipment used in cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution, and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year ended December 31,		Three months ended December 31,
	2019	2018	2019	2018

Revenue	$5,490	$5,087	$1,400	$1,311
Cost of sales	1,900	1,965	454	501
Gross profit	3,590	3,122	946	810
Operating expenses:
Research and development expenses, net	559	542	139	143
Selling, general and administrative expenses	3,730	3,986	921	931
Total operating expenses	4,289	4,528	1,060	1,074
Operating loss	(699)	(1,406)	(114)	(264)
Finance expense, net	2	(74)	3	2
Loss before income taxes	(697)	(1,480)	(111)	(262)
Income tax expense	―	―	―	―
Net loss after income taxes	(697)	(1,480)	(111)	(262)
Share of income in DSIT	―	33	―	―
Impairment of investment in DSIT	―	(33)	―	―
Gain (loss) on sale of interest in DSIT, net of transaction costs and withholding taxes	50	(607)	50	―
Net loss	(647)	(2,087)	(61)	(262)
Non-controlling interest share of loss	29	86	―	17
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(618)	$(2,001)	$(61)	$(245)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:	$(0.02)	$(0.07)	$(0.00)	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	35,495	29,540	40,393	29,556

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,247		$973
Restricted cash	―		290
Accounts receivable, net	962		665
Inventory, net	291		261
Other current assets	189		144
Deferred charges	741		803
Total current assets	3,430		3,136
Property and equipment, net	189		73
Right-of-use assets, net	587		―
Other assets	778		710
Total assets	$4,984		$3,919

LIABILITIES AND DEFICIT
Current liabilities:
Short-term bank credit	$136	$	―
Accounts payable	197		246
Accrued expenses	136		430
Deferred revenue	3,004		2,734
Due to Acorn director (former director as of August 6, 2018)	―		250
Current operating lease liabilities	53		―
Other current liabilities	68		127
Total current liabilities	3,594		3,787
Long-term liabilities:
Deferred revenue	1,491		1,327
Noncurrent operating lease liabilities	542		―
Other long-term liabilities	2		2
Due to Acorn director (former director as of August 6, 2018)	―		33
Total long-term liabilities	2,035		1,362
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,591,339 and 29,555,786 shares at December 31, 2019 and 2018, respectively	396		296
Additional paid-in capital	101,655		100,348
Warrants	1,021		1,118
Accumulated deficit	(100,682)		(100,064)
Treasury stock, at cost – 801,920 shares at December 31, 2019 and 2018	(3,036)		(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(646)		(1,338)
Non-controlling interests	1		108
Total deficit	(645)		(1,230)
Total liabilities and deficit	$4,984		$3,919